Exhibit 99.1

NEWS RELEASE Contact: Mendy Marsh, Chief Financial Officer Phone Number: (210) 308-8267 http://www.globalscape.com/company/contact.aspx

GlobalSCAPE® Announces 2008 Financial Results

Increases Cash on Hand and Baseline Revenue, Takes Non-Cash Write-Down

SAN ANTONIO, TEXAS, March 31, 2009 – GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of file transfer solutions, today announced that it increased cash on hand by 21 percent during 2008 while taking a non-cash write-down of approximately $9 million.

Cash on hand at the end of 2008 grew to $6.3 million with revenue of $15.8 million in 2008, versus $5.7 million of cash and $18.4 million of revenue in 2007. Excluding a $2.8 million non-recurring sale in 2007, revenues increased 2 percent in 2008 mainly due to higher earned maintenance and support revenues. GlobalSCAPE’s sales of maintenance and support services continued to increase in 2008, as evidenced by the company’s 24 percent higher deferred revenue balance, which will provide for steady revenue in 2009. “Given the general economic downturn during 2008 as well as our executive management changes, the improvement in our baseline revenue is particularly noteworthy and I am pleased with our year end results,” stated Jim Morris, GlobalSCAPE CEO.

GlobalSCAPE’s write-down during 2008 is related to goodwill and long-lived assets associated with the company’s 2006 acquisition of Availl. GlobalSCAPE recorded a goodwill impairment of $5.7 million and a $3.2 million impairment of long-lived assets following an annual goodwill impairment test as required by generally accepted accounting principles. With the write-downs and other non-recurring charges taken during the fourth quarter, GlobalSCAPE reported a net loss of $7.66 million for 2008, breaking a string of 18 consecutive quarters of net income. The impairments recorded in 2008 are non-cash in nature and do not affect GlobalSCAPE’s liquidity or cash flow. “Although a write-down of this magnitude results in a negative EPS of $0.44 per share, basic and diluted, this impairment is a non-event from a cash perspective and puts us in a solid financial position for 2009 and beyond,” Morris continued. “We are pleased to have increased our cash on hand and baseline revenue during 2008, while continuing to operate with no long-term debt, and increasing our investments in accordance with our business strategy.”

Morris, who joined GlobalSCAPE in August 2008, points out that the company continues to increase its focus on research and development, industry certifications, selling and technology partnerships, and brand development. “Our strong financial position will allow us to extend our leadership position in the file transfer market while making the strategic investments that potentially will allow us to enter other lucrative markets that require trusted and secure exchange of information.”

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) solutions for securely exchanging critical information over the Internet, within an enterprise, or to business partners. Since the release of CuteFTP in 1996, GlobalSCAPE’s solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2008 calendar year, filed with the Securities and Exchange Commission on March 31, 2009.

Summary Financial Data

GlobalSCAPE, Inc.

Statements of Operations

	Years Ended
	December 31, 2008	December 31, 2007	December 31, 2006
OPERATING REVENUE:
Software product revenues	$10,901,887	$14,826,197	$9,395,445
Maintenance and support revenues	4,890,355	3,534,144	1,578,236

Total revenue	15,792,242	18,360,341	10,973,681

OPERATING EXPENSES:
Cost of revenues	188,942	250,439	468,515
SG&A expenses	10,943,821	10,049,430	6,142,299
R&D expenses	2,819,791	1,919,253	1,230,400
Impairment of goodwill	5,773,010	—	—
Impairment of long-lived assets	3,243,945	—	—
Depreciation and amortization	957,036	279,573	99,213

Total operating expenses	23,926,545	12,498,695	7,940,427

OPERATING (LOSS) INCOME	(8,134,303)	5,861,646	3,033,254

Other income (expense)	94,131	63,549	(67,104)

(LOSS) INCOME BEFORE INCOME TAXES	(8,040,172)	5,925,195	2,966,150

(BENEFIT) PROVISION FOR INCOME TAXES	(380,211)	2,282,928	1,003,618

NET (LOSS) INCOME	$(7,659,961)	$3,642,267	$1,962,532